BEAUMONT CHURCH LLP

BARRISTERS AND SOLICITORS

H.M. Beaumont, Q.C.*

S.A. Church*

J.C. De Paoli*

J.M.B. Clark*

J.S. Cumming*

A.G. Waller

D.A. Thurmeier*

M.J. Swanson

D.K.B. McLean*

T. L. Hanson

S.R. Bates

       B.J. McHale

* Denotes Professional Corporation

2200 Telus Tower 411 - 1st Street S.E. Calgary, AB T2G 5E7 Telephone: (403) 264-0000 Fax: (403) 264-0478	With a branch office in Claresholm, AB (403) 625-2113 In association with HASHIZUME & PAPP, Airdrie, AB NORMAN L. TAINSH*, Three Hills, AB NICKY DAVIS*, Cochrane, AB as Independent Law Practices

Our File:   56902 DKM

December 16, 2004

USA Video Interactive Corp.

83 Halls Road

Old Lyme, Connecticut

06371

Dear Sirs:

We are counsel to USA Video Interactive Corp. (the "Company"), a corporation continued under the laws of the State of Wyoming.  In such capacity, we have reviewed the the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 8,400,000 common shares (each, a "Share") in the capital of the Company issuable under stock options to be granted pursuant to the Company's 2001 Stock Option Plan (the "2001 Plan").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein.  We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein.  We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share to be issued by the Company and sold pursuant to the Registration Statement will be, when issued pursuant to the terms of the 2001 Plan, validly issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Wyoming Statutes, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.  This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

BEAUMONT CHURCH LLP

“Douglas K.B. McLean”

Douglas K. B. McLean

DKM/ib

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